Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-176914

Pricing Supplement to the Prospectus dated September 19, 2011,

the Prospectus Supplement dated September 19, 2011, the General Terms Supplement dated August 24, 2012 and the Product Supplement No. 1626 dated August 24, 2012 — No. 1967

The Goldman Sachs Group, Inc. $3,000,000 Leveraged MSCI EAFE Islamic+ Index-Linked Medium-Term Notes, Series D, due 2014

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (August 7, 2014) is based on the performance of the MSCI EAFE Islamic+ Index as measured from the trade date (February 4, 2013) to and including the determination date (August 4, 2014). The MSCI EAFE Islamic+ Index includes the constituents of the MSCI EAFE Index that remain after the index sponsor’s application of a screen based on Sharia investment principles. Stocks of companies in all 22 countries currently included in the MSCI EAFE Index are eligible for inclusion in the index. The notes are not intended to be Sharia compliant and the index and the index constituents may not be Sharia compliant. You should be aware that the index was only launched on December 3, 2012 and has a very limited history on which to base your investment decision.

If the final index level on the determination date is greater than the initial index level of 878 (which is higher than the actual closing level of the index on the trade date, which is 875.26), the return on your notes will be positive, subject to the maximum settlement amount ($1,305.00 for each $1,000 face amount of your notes). If the final index level is less than the initial index level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•

if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 2.0 times (c) the index return, subject to the maximum settlement amount; or

•	if the index return is zero or negative (the final index level is equal to or less than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See page PS-10.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) was equal to approximately $971 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through June 4, 2013.

Original issue date:	February 11, 2013	Original issue price:	100.00% of the face amount
Underwriting discount:	1.60% of the face amount	Net proceeds to the issuer:	98.40% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement dated February 4, 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated August 24, 2012, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 1626” mean the accompanying product supplement no. 1626, dated August 24, 2012, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-34 of the accompanying product supplement no. 1626 and “Supplemental Terms of the Notes” on page S-12 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 1626 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1626 or the accompanying general terms supplement.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Underlier: MSCI EAFE Islamic+ Index (Bloomberg symbol “MXCXGSGA”), as maintained by MSCI Inc.

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1626:

•	type of notes: notes linked to a single underlier

•	exchange rates: not applicable

•	averaging dates: not applicable

•	redemption right or price dependent redemption right: not applicable

•	cap level: yes, as described below

•	buffer level: not applicable

•	interest: not applicable

Face amount: each note will have a face amount of $1,000; $3,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Final regulations released by the U.S. Department of the Treasury on January 17, 2013 state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus and “Supplemental Discussion of Federal Income Tax Consequences — Foreign Account Tax Compliance” in the accompanying product supplement no. 1626) will generally not apply to obligations that are issued prior to January 1, 2014; therefore, the notes will not be subject to FATCA withholding.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return; or

•	if the final underlier level is equal to or less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return

Initial underlier level: 878 (which is higher than the actual closing level of the underlier on the trade date, which is 875.26)

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-21 of the accompanying general terms supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 200.00%

Cap level: 115.25% of the initial underlier level

Maximum settlement amount: $1,305.00

Trade date: February 4, 2013

Original issue date (settlement date): February 11, 2013

Determination date: August 4, 2014, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-13 of the accompanying general terms supplement

Stated maturity date: August 7, 2014, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-12 of the accompanying general terms supplement

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-25 of the accompanying general terms supplement

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-25 of the accompanying general terms supplement

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-25 of the accompanying general terms supplement

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-39 of the accompanying product supplement no. 1626

ERISA: as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying product supplement no. 1626

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1626; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. The underwriting discount set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $1.00 of underwriting fees and $15.00 of selling commission.

We will deliver the notes against payment therefor in New York, New York on February 11, 2013, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38147K216

ISIN no.: US38147K2160

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) was less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	200.00%
Cap level	115.25% of the initial underlier level
Maximum settlement amount	$1,305.00

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	130.500%
140.000%	130.500%
130.000%	130.500%
120.000%	130.500%
115.250%	130.500%
109.000%	118.000%
106.000%	112.000%
103.000%	106.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 130.500% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 115.250% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 115.250% (the section right of the 115.250% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1626.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1626. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, the accompanying general terms supplement, dated August 24, 2012, and the accompanying product supplement no. 1626, dated August 24, 2012, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade

Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less

Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. The amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1626.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1626.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other

than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the MSCI EAFE Islamic+ Index as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

The Notes Are Not Intended To Be Sharia Compliant

We have not undertaken any review of, nor have we engaged an advisor to review, the structure of your notes to determine whether the note structure itself complies with Sharia investment principles. If you intend to hold only Sharia compliant investments, you should not purchase the notes. If you dispose of the notes prior to maturity because you determine they do not comply with your individual standards of compliance with Sharia investment principles or for any other reason, you may lose some or all of your investment. See “Additional Risk Factors Specific to the Underlier-linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1626.

The Underlier and the Underlier Constituents May Not Be Sharia Compliant

Although the underlier sponsor has designed the underlier to be Sharia compliant, the methodology for the Sharia screening is approved by an outside Sharia advisors’ committee of Sharia scholars that interpret business issues and recommend actions related to the underlier and its constituents. An index sponsor that uses different Sharia advisors might construct its index and select its constituents differently. In addition, although the underlier’s Sharia advisors periodically certify the constituents of the underlier, they do so solely on the basis of screening reports that are not prepared by Sharia scholars, but instead are prepared by the underlier sponsor pursuant to the approved methodology. You should consult your own Sharia advisors as to whether the underlier, the constituents of the underlier and the notes themselves all comply with your individual standards of compliance with Sharia investment principles. Neither we nor any of our affiliates have made any review of or take any position on the adequacy of the underlier sponsor’s methodology as it relates to Sharia compliance or any determination made by the underlier sponsor or its Sharia advisors about the underlier as a whole or any of the constituents. If you intend to hold only Sharia compliant investments, and you determine that any of the underlier, the constituents of the underlier and the notes are non-compliant, you may wish to dispose of your notes before maturity. If you dispose of the notes prior to maturity, you may lose some or all of your investment. See “Additional Risk Factors Specific to the Underlier-linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1626.

The Sharia Review Process May Result in Different Determinations Regarding Constituents of the

Underlier

Given the differing interpretations of Sharia investment principles by Sharia advisors and scholars, there is necessarily some level of judgment and subjectivity implicit in the application of Sharia investment principles to the underlier sponsor’s methodology by the underlier sponsor’s Sharia advisors. These judgments may result in the inclusion or exclusion of a constituent in the underlier that would differ from an index constructed, or an index methodology approved, by other Sharia advisors or from an index that, for example, required all constituents to have a Sharia supervisory board and to reflect Sharia principles in their organizational documents, activities and financial statements. In addition, the underlier methodology tolerates some level of non-compliant business activities, some derivation of income from interest and some level of leverage.

In addition, in preparing screening reports for its Sharia advisors, the underlier sponsor uses company information from third party vendors as well as from publicly available information, provided that the information is complete. The underlier sponsor commonly obtains information in the form of vendor files, press releases and interim and annual reports, which may contain both audited and unaudited financial reports. The use of non-financial information and unaudited financial statements may result in the inclusion or exclusion of a constituent in the underlier that may seem contrary to market expectations. It is also possible that the Sharia screening may result in changes in constituents more frequently than changes in a non-Sharia compliant equity index.

As a result of all of the foregoing factors, the underlier may be constituted, and it would therefore perform, differently from an index constructed using a different methodology, different Sharia advisors or different or more limited information sources.

The Underlier May Perform Differently From the MSCI EAFE Index and Other Islamic Indexes

Although the underlier is based on the MSCI EAFE Index, the underlier contains far fewer constituents – currently less than 40% – than the MSCI EAFE Index because of the Sharia screening process. As a result, the underlier likely will perform differently from the MSCI EAFE Index, and that difference may result in a lower payment at maturity on your notes than if your notes had been linked to the MSCI EAFE Index. This could be the case for a variety of reasons, including that stocks excluded from the underlier as a result of the Sharia screening may be in a dominant growth sector during the term of your notes while the included sectors are not. In addition, the underlier may perform differently from other Islamic indexes based on other underlying indexes or from another Islamic index based on the MSCI EAFE Index that does not contain constituents from all of the countries included in the underlier (including the MSCI EAFE Islamic Index).

The Underlier Has a Limited History

The notes are linked to the performance of the underlier, which was launched on December 3, 2012. Because the underlier has no underlier level history prior to that date, limited historical underlier level information will be available for you to consider in making an informed decision with respect to the notes. You will not have the benefit of any information from which to determine how the underlier performs relative to other indexes in different economic and market environments. As a result, investing in the notes may be a riskier investment than notes linked to an underlier with a longer history.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be

Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms

of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1626 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

THE UNDERLIER

The MSCI EAFE Islamic+ Index, which we refer to as the underlier, applies a Sharia screen based on Sharia investment principles to the constituents of the MSCI EAFE Index. The MSCI EAFE Index, on which the underlier is based, includes large and mid-capitalization stocks, representing approximately 85% of the free float adjusted market capitalization, of companies in 22 developed markets around the world excluding the United States and Canada. The MSCI EAFE Index is further described on pages S-37 to S-44 of the accompanying general terms supplement. As of January 30, 2013, the MSCI EAFE Index included 909 constituents and the underlier included 344 constituents. The underlier and the MSCI EAFE Index are calculated, maintained and published by MSCI Inc. or its subsidiaries (collectively, “MSCI”). The underlier level was 1,000 on the base date of May 31, 2007. Your notes are linked to the U.S. dollar price return version of the underlier. Additional information is available on the following website http://www.msci.com/. We are not incorporating the website or any material it includes into this pricing supplement.

According to its website, MSCI currently maintains other Islamic indexes based on the MSCI EAFE Index that are subject to Sharia screens but which have differences from the underlier in constituent stocks and countries of coverage. Your notes are linked to the MSCI EAFE Islamic+ Index, which includes the constituents of the MSCI EAFE Index that remain after the underlier sponsor’s application of a screen based on Sharia investment principles. Stocks of companies in all 22 countries (including Israel) currently included in the MSCI EAFE index are eligible for inclusion in the underlier. For a recent list of the countries represented in the underlier and their relative weight in the underlier, see “— Sharia Screening” below.

Sharia Screening

The underlier contains the constituents of the MSCI EAFE Index, but excludes all the non-compliant securities in accordance with the MSCI Islamic Index Series Methodology. While this methodology has been approved by MSCI’s Sharia advisors as Sharia compliant, it is important to note that there is no one agreed standard for Sharia compliance, so constituents may be included or excluded from the underlier that may be excluded or included in another index that is intended to be Sharia compliant but for which the index sponsor uses different Sharia advisors.

Under the approved methodology, the underlier sponsor excludes securities using two types of criteria: business activity and financial ratios. While the underlier sponsor may use a variety of methods to determine compliance, securities for which sufficient financial information is not available to determine the business activity information and financial ratios described below are considered non-compliant with the methodology. In addition, financial institutions that are considered to be Islamic are not subject to the financial ratio screening. In order for a financial institution to be considered Islamic under the methodology, it must have a GICS code of 4010 (Banks), 4020 (Diversified Financials) or 4030 (Insurance), be a separate legal entity that is established only to deal in transactions that are Sharia compliant, have an appointed Sharia supervisory board that provides oversight and sign-off on all of its activities, provides ongoing guidance on all Sharia related matters and issues legally binding pronouncements on the company and all these conditions must be reflected in the company’s formation documents and audited financial statements.

The business activity screening excludes investment in companies which are directly active in, or derive more than 5% of their revenue (cumulatively) from, the any of the following activities: alcohol-related activities, including distillers, vintners and producers of alcoholic beverages, producers of beer and malt liquors and owners and operators of bars and pubs; tobacco- related activities, including manufacturers and retailers of cigarettes and other tobacco products; manufacturers and retailers of pork-related products; a wide variety of financial services, including retail banking, corporate lending, investment banking, mortgage and mortgage-related services, insurance, capital markets and specialized finance services, credit agencies, stock exchanges, specialty boutiques, consumer finance services, investment management, custody and securities fee-based services, operation of investment funds, brokerage services, securities lending and advisory services; defense or weaponry related activities, including manufacture of military aerospace and defense equipment, parts or products, defense electronics and space equipment; gambling-related activities, including owners and operators of casinos and gaming facilities and lottery and betting services; music-related activities, including producers and distributors of music and owners and operators of radio broadcasting systems; owning or operating hotels (other than revenue from hotels operating in Saudi Arabia); cinema-related activities, including production, distribution and screening of movies and television shows, owners and operators of television broadcasting systems and providers of cable or satellite television services; and adult entertainment-related activities, such as owners and operators of adult entertainment products and activities.

The financial ratio screening removes companies that derive significant income from interest or companies that have excessive leverage. The underlier sponsor uses the following three financial ratios to screen for these companies: total debt over total assets; sum of a company’s cash and interest-bearing securities over total assets; and sum of a company’s accounts receivables and cash over total assets. None of these financial ratios may exceed 33.33% and therefore securities will be considered non-compliant with respect to financial screening if any of the financial ratios exceeds 33.33%. In order to reduce underlier turnover resulting from financial screening, a lower threshold of 30% for each ratio is used to determine new constituents of the underlier. In applying the financial ratio screens, Sharia compliant debt and Sharia compliant instruments will be excluded from total debt when calculating the ratio of total debt over total assets and from the numerator when calculating the ratio of cash and interest-bearing securities over total assets, respectively, for certain emerging and frontier market countries, none of which are included in the underlier.

In general, the underlier constituents are reassessed on an annual basis using the business activity screening and on a quarterly basis using the financial ratio screening, and compliance is certified quarterly by the underlier sponsor’s Sharia advisors based solely on the underlier sponsor’s screening reports, which are not prepared by Sharia advisors, but instead prepared by the underlier sponsor pursuant to the approved methodology. Additions to the MSCI EAFE Index are not reflected simultaneously in the underlier, but may be considered at the following quarterly review. Securities that are deleted from the MSCI EAFE Index are removed at the same time from the underlier. If an underlier constituent’s existing GICS code changes to a GICS code that is not Sharia compliant under the methodology, then that security will be deleted from the underlier as of the close of the last business day of the month in which the GICS code change is effective. For all other GICS code changes, the security will be screened for compliance at the following quarterly review.

As of January 30, 2013, the top ten constituents of the underlier and their relative weight in the underlier were as follows: Nestle (4.62%), Novartis (3.21%), British Petroleum (2.93%), Royal Dutch Shell A (2.77%), Vodafone Group (2.76%), BHP Billiton Ltd (2.59%), Sanofi (2.41%), Total (2.40%), Royal Dutch Shell B (2.01%) and BASF (1.92%).

As of January 30, 2013, the countries represented in the underlier and their relative weight in the underlier were as follows: the United Kingdom (26.22%), Japan (15.01%), Switzerland (12.19%), Germany (11.70%), France (10.92%), Australia (7.69%), the Netherlands (3.04%), Sweden (2.83%), Hong Kong (1.90%), Italy (1.71%), Singapore (1.36%), Norway (1.12%), Finland (1.06%), Israel (0.89%), Spain (0.71%), Belgium (0.58%), Ireland (0.47%), Austria (0.21%), Denmark (0.17%), New Zealand (0.14%), Greece (0.10%) and Portugal (0.00%).

MSCI divides the stocks in the underlier into ten Global Industry Classification Sectors. As of January 30, 2013, the Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (8.38%), Consumer Staples (11.47%), Energy (16.49%), Financials (2.83%), Health Care (13.73%), Industrials (13.47%), Information Technology (6.38%), Materials (20.09%), Telecommunication Services (3.59%) and Utilities (3.56%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The price return calculation of the underlier is calculated and, with the exception of the Sharia compliance screening described above, maintained on the same basis as the MSCI EAFE Index.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc. (“GS Group”) has entered into a non-exclusive license agreement with MSCI, in exchange for a fee, whereby GS Group will be permitted to use the underlier in connection with the offer and sale of notes. GS Group is not affiliated with MSCI and the only relationship between MSCI and GS Group is the licensing of the use of the underlier and trademarks relating to the underlier.

The MSCI indices are the exclusive property of MSCI. MSCI’s name and the index’s name (together, the “MSCI Indexes”) are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by GS Group. Notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. THE NOTES HAVE NOT BEEN PASSED ON BY MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN OR RELATED TO MAKING OR COMPILING ANY INDEXES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY INDEXES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO NOTES OR THE ISSUER OR OWNER OF NOTES OR GS GROUP. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF NOTES OR GS GROUP IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GS GROUP, ITS CUSTOMERS OR COUNTERPARTIES, ISSUERS OF NOTES, OWNERS OF NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF NON-INFRINGEMENT MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical High, Low and Closing Levels of the Underlier

The underlier was launched on December 3, 2012. The closing level of the underlier has fluctuated since its inception and may, in the future, experience significant fluctuations. Any historical trend in the closing level of the underlier since its inception is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the levels of the underlier indicated below as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The underlier has a very limited publication history, and nothing can or should be inferred about the underlier level based on the limited information below or otherwise.

The table below shows the high, low and final closing levels of the underlier for the last calendar quarter of 2012 (commencing December 3, 2012) and the first calendar quarter of 2013 (through February 4, 2013). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

High, Low and Closing Levels of the Underlier Since Inception

	High	Low	Close
2012
Quarter ended December 31 (commencing December 3, 2012)	857.46	831.17	847.65
2013
Quarter ending March 31 (through February 4, 2013)	888.28	854.75	875.26

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-10
The Underlier	PS-15
Validity of the Notes	PS-19

Product Supplement No. 1626 dated August 24, 2012
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-34
Use of Proceeds	S-39
Hedging	S-39
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49

General Terms Supplement dated August 24, 2012
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-12
The Underliers	S-31
Licenses	S-32
S&P 500® Index	S-32
MSCI Indices	S-37
Hang Seng China Enterprises Index	S-44
Russell 2000® Index	S-48
FTSE® 100 Index	S-54
Euro STOXX 50® Index	S-58
TOPIX	S-63
The Dow Jones Industrial AverageSM	S-68
The iShares® MSCI Emerging Markets Index Fund	S-70

Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$3,000,000

The Goldman Sachs Group, Inc.

Leveraged MSCI EAFE Islamic+ Index-Linked Medium-Term Notes, Series D, due 2014

Goldman, Sachs & Co.